UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 1, 2004
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-15259 (Commission File No.)	98-0214719 (I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda (Address, including zip code, of principal executive offices)	P.O. Box HM 1282 Hamilton HM FX Bermuda (Mailing address)
(441) 296-5858 (Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. OTHER EVENTS.

In April 2000, PXRE Reinsurance Company (“PXRE Reinsurance”), a wholly owned subsidiary of PXRE Group Ltd. entered into an aggregate excess of loss retrocessional reinsurance agreement (the “XOL Retro Treaty”) with Lumbermens Mutual Casualty Company (“LMC”). In the XOL Retro Treaty, PXRE Reinsurance reinsured a portfolio of treaties underwritten by a former business unit of LMC, which had been divested. Pursuant to this XOL Retro Treaty, PXRE Reinsurance agreed to indemnify LMC for losses in excess of a 75% paid loss ratio on this underlying portfolio of treaties up to a 100% paid loss ratio, subject to an aggregate limit of liability of $50.0 million. The latest loss reports related to the XOL Retro Treaty provided by LMC forecast an ultimate net loss ratio in excess of 100%, which could result in a full limit loss to PXRE.

In June 2003, PXRE Reinsurance performed an audit of this portfolio of treaties reinsured under the XOL Retro Treaty. As a result of this audit, management identified problems and believes that LMC defrauded PXRE, breached its duty of utmost good faith, and breached its contractual obligations and fiduciary duties under the agreement. PXRE Reinsurance therefore filed suit against LMC on July 24, 2003 in a United Stated District Court seeking rescission of the agreement and/or compensatory and punitive damages. This lawsuit was previously disclosed in PXRE Group’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The court recently granted partial summary judgment to LMC and dismissed PXRE Reinsurance’s fraud and negligent misrepresentation claims and breach of the duty of utmost good faith arising out of alleged misconduct by LMC prior to the binding of the XOL Retro Treaty. PXRE Reinsurance disagrees with the court’s decision. PXRE Reinsurance is filing a motion for reconsideration based upon recent deposition testimony by the former President of the subject former LMC business unit which had not been considered by the court prior to its decision on LMC’s motion. If that motion is unsuccessful, PXRE Reinsurance intends to seek to appeal the order to the United States Court of Appeals for the Seventh Circuit.

The court did not address PXRE Reinsurance’s breach of contract claims and allegations arising out of LMC’s post-binding activity and such damage claims remain pending.

Unless the court order is reconsidered or overturned on appeal, rescission may no longer be available as a remedy in our suit against LMC. At this stage of the lawsuit, it is difficult to estimate the scope and amount of potential damages relating to PXRE Reinsurance’s breach of contract claims. We have therefore elected to record additional loss reserve of $14.75 million relating to the XOL Retro Treaty as of September 30, 2004, which is equal to the remaining portion of the $50 million aggregate limit of liability under the XOL Retro Treaty. Accordingly, PXRE Reinsurance will have no exposure to additional losses relating to the contract. This will result in a negative after tax impact of $9.6 million on earnings in the quarter ended September 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

  PXRE Group Ltd.
  (Registrant)

By: /s/ Jeffrey L. Radke Name: Jeffrey L. Radke Title: President & Chief Executive Officer

Date: November 1, 2004